Exhibit 16.1

November 19, 2007

Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Re: INTELISYS AVIATION SYSTEMS OF AMERICA, INC.

This is to confirm that the client-auditor relationship between Intelisys Aviation Systems of America, Inc. and Sherb & Co. ceased as of November 19, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including November 19, 2007. For the period from March 15, 2006 to September 30, 2007, and from the subsequent interim period from October 31, 2006 through Sherb & Co.'s dismissal on November 19, 2007, there has been no disagreement between the Company and Sherb & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Sherb & Co. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated November 19, 2007 of Intelisys Aviation Systems of America, Inc., filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

SHERB & CO., LLP

/s/  Sherb & Co., LLP
November 19, 2007